SUB-ITEM 77E:  LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

Since October 2003, Federated
and related entities (collectively,
Federated), and various Federated
 funds (Funds), have been
named as defendants in several
class action lawsuits now pending
 in the United States District
Court for the District of Maryland.
The lawsuits were purportedly
filed on behalf of people who
purchased, owned and/or redeemed
shares of Federated-sponsored
mutual funds during specified
periods beginning November 1, 1998.
The suits are generally similar
in alleging that Federated engaged
in illegal and improper trading
practices including market timing
and late trading in concert with
certain institutional traders, which
allegedly caused financial injury
to the mutual fund shareholders.
These lawsuits began to be filed
shortly after Federateds first public
announcement that it had received
requests for information on shareholder
 trading activities in the Funds from
the SEC, the Office of
the New York State Attorney General
(NYAG), and other authorities. In
that regard, on November 28, 2005,
 Federated announced
that it had reached final settlements
 with the SEC and the NYAG with respect
 to those matters. Specifically,
the SEC and NYAG
settled proceedings against three
 Federated subsidiaries involving
undisclosed market timing arrangements
 and late trading. The SEC
made findings: that Federated Investment
Management Company (FIMC), an
SEC-registered investment adviser
to various Funds, and
Federated Securities Corp., an
SEC-registered broker-dealer and
distributor for the Funds, violated
 provisions of the Investment
Advisers Act and Investment Company
 Act by approving, but not disclosing,
three market timing arrangements, or
the associated
conflict of interest between FIMC and
the funds involved in the arrangements,
 either to other fund shareholders or to
the funds'
board; and that Federated Shareholder
Services Company, formerly an
SEC-registered transfer agent, failed
to prevent a customer and
a Federated employee from late trading
in violation of provisions of the Investment
 Company Act. The NYAG found that such
conduct violated provisions of New York
 State law. Federated entered into the
settlements without admitting or denying the regulators findings. As Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determined by
an independent consultant. As part of
these settlements, Federated agreed to
 pay disgorgement and a civil money penalty in the
aggregate amount of an additional $72
 million and, among other things, agreed
that it would not serve as investment adviser
 to any
registered investment company unless
(i) at least 75% of the fund's directors are independent of Federated, (ii) the chairman of each such fund is independent of Federated,
 (iii) no action may be taken by the
fund's board or any committee thereof
 unless approved
by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a senior officer who reports to the independent trustees and
 is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which
 management fees charged to a fund are
approved. The settlements are described in Federated's announcement which, along with previous press releases and related
communications on those matters, is available in the
About Us section of Federateds website
 at FederatedInvestors.com.
Federated and various Funds have also been named as defendants in several additional lawsuits, the majority of which are now pending in the United States District Court for the Western District of Pennsylvania, alleging, among other things, excessive advisory
and Rule 12b-1 fees.
The board of the Funds has retained the law
 firm of Dickstein Shapiro Morin &
Oshinsky LLP to represent the Funds in
these
lawsuits. Federated and the Funds, and
their respective counsel, are reviewing
the allegations and intend to defend this
 litigation.
Additional lawsuits based upon similar
allegations may be filed in the future.
The potential impact of these lawsuits,
all of which
seek unquantified damages, attorneys
 fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can
be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.